Exhibit 11


                       THE RIVAL COMPANY AND SUBSIDIARIES
                                Earnings Per Share
                      (in thousands except per share data)


                                                       Years Ended June 30
                                                       -------------------

Diluted Earnings Per Share                           1998      1997      1996
                                                    ------   -------   -------

Net earnings                                        $9,207   $10,685   $14,239
                                                    ======   =======   =======
Weighted average common and common
 equivalent shares outstanding                       9,582     9,895     9,950
                                                    ======   =======   =======
Earnings per common and common
 equivalent share                                   $ 0.96   $  1.08   $  1.43
                                                    ======   =======   =======

Computation of weighted average
 common and common equivalent
 shares outstanding:
   Average common shares
    outstanding                                      9,422     9,684     9,725
   Average number of
    options outstanding                                796       690       557
   Less treasury shares acquired
    with proceeds from exercise
    of options                                        (636)     (479)     (332)
                                                    ------   -------   -------
Weighted average common and common
 equivalent shares outstanding                       9,582     9,895     9,950
                                                    ======   =======   =======